EXHIBIT 11

                     RCM TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
            Nine Months and Three Months Ended July 31, 1996 and 1995





                                                             Nine Months                     Three Months
                                                      1996           1995                   1996           1995

Income

     Net income applicable to common stock         $ 1,573,536     $  576,455          $  684,937       $ 69,716
                                                     =========        =======             =======         ======



Shares
     Weighted average number of shares
     outstanding                                     4,058,189      2,879,913           4,810,776      2,879,913
     Common stock equivalents                           63,118         84,560              62,318         84,560
                                                        ------         ------              ------         ------

     Total                                           4,121,307      2,964,473           4,873,094      2,964,473
                                                     =========      =========           =========      =========


Primary earnings per share                         $       .38     $      .19          $      .14      $     .02
                                                    ===========    ==========           =========      =========

Fully diluted earnings per share                   $       .38     $      .19          $      .14      $     .02
                                                    ==========     ==========           =========      =========



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